Exhibit 99.1
Corporate Property Associates 14 Incorporated
Reconciliation of Net Income to Funds From Operations (FFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net income	$9,613	$15,510	$42,024 (a)	$33,009
Depreciation, amortization, and other non-cash charges	8,151	9,405	25,902	26,492
Straight-line and other rent adjustments	(389)	(477)	(1,626)	(1,754)
(Gain) loss on sale of real estate, net	(539)	56	(698)	56
Impairment charge	1,029	—	1,029	345
FFO adjustment to earnings from equity investments (b)	4,938	(2,884)	11,018	6,083
FFO adjustment to minority investees’ share of earnings	(444)	(510)	(1,450)	(1,506)

FFO	$22,359	$21,100	$76,199	$62,725

FFO per share (c)	$0.29	$0.27	$0.97	$0.82

Weighted average shares outstanding	88,211,026	87,935,448	88,141,817	87,847,470

(a)	Net income for the nine months ended September 30, 2008 included the recognition of $10.9 million received from our advisor (a subsidiary of W. P. Carey & Co. LLC) in connection with the settlement of an SEC investigation.

(b)	During the third quarter of 2007, we determined that a longer schedule of depreciation and amortization of assets in certain of our equity method investment holdings should appropriately be applied to reflect the lives of the underlying assets rather than the expected holding period of these investments. As a result, FFO excludes this adjustment which increased income from equity investments in real estate by $1.7 million and $0.7 million for the three and nine months ended September 30, 2007, respectively.

(c)	FFO per share includes an adjustment of $3 million and $3.1 million for the three months ended September 30, 2008 and 2007, respectively, and $9.1 million and $9 million for the nine months ended September 30, 2008 and 2007, respectively, for issuance of shares to an affiliate in satisfaction of fees due. These shares are included in the weighted average shares outstanding but are not a reconciling adjustment in the determination of FFO.
Non-GAAP Financial Disclosure
Funds from operations (FFO) is a non-GAAP financial measure that is commonly used in evaluating real estate companies. Although the National Association of Real Estate Investment Trusts (NAREIT) has published a definition of FFO, real estate companies often modify this definition as they seek to provide financial measures that meaningfully reflect their operations. FFO should not be considered as an alternative to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of its liquidity. It should be used in conjunction with GAAP net income. FFO disclosed by other REITs may not be comparable to our FFO calculation.
NAREIT’s definition of FFO adjusts GAAP net income to exclude depreciation and gains/losses from the sales of properties and adjusts for FFO applicable to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with this definition and then include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, straight-line rents, impairment charges on real estate and unrealized foreign currency exchange gains and losses. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long term sustainability and not on such non-cash items which may cause short-term fluctuations in net income but that have no impact on cash flows.

Corporate Property Associates 14 Incorporated
Adjusted Cash Flow from Operating Activities (Unaudited)
(in thousands, except share and per share amounts)

	Nine months ended September 30,
	2008	2007
Cash flow from operating activities — as reported	$84,301	$59,867
Adjustments:
Advisor settlement (a)	(10,868)	—
Distributions received from equity investments in real estate in excess of equity income, net (b)	4,486	7,021
Distributions paid to minority partners, net (c)	(2,736)	(2,021)
Changes in working capital (d)	(1,687)	3,219

Adjusted cash flow from operating activities	$73,496	$68,086

Adjusted cash flow per share	$0.83	$0.78

Distributions declared per share	$0.5877	$0.5817

Payout ratio (distributions per share/adjusted cash flow per share)	71%	75%

Weighted average shares outstanding	88,141,817	87,847,470

(a)	In April 2008, we received $10.9 million from our advisor (a subsidiary of W. P. Carey & Co. LLC) in connection with the settlement of an SEC investigation.

(b)	To the extent we receive distributions in excess of the equity income that we recognize, we include such amounts in our evaluation of cash flow from core operations.

(c)	Represents minority partners’ share of distributions made by ventures that we consolidate in our financial statements. This adjustment in the calculation of adjusted cash flow from operating activities was introduced during the third quarter of 2008 because we believe that it results in a more accurate presentation of this supplemental measure.

(d)	Timing differences arising from the payment of certain liabilities in a period other than that in which the expense is recognized in determining net income may distort the actual cash flow that our core operations generate. We adjust our GAAP cash flow from operations to record such amounts in the period in which the liability was actually incurred. We believe this is a fairer measure of determining our cash flow from core operations.
Non-GAAP Financial Disclosure
Adjusted cash flow from operating activities is a non-GAAP financial measure that represents cash flow from operating activities on a GAAP basis adjusted for certain timing differences and deferrals as described above. We believe that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations and is used in evaluating distributions to shareholders. Adjusted cash flow from operating activities should not be considered as an alternative for cash flow from operating activities computed on a GAAP basis as a measure of our liquidity. Adjusted cash flow from operating activities may not be comparable to similarly titled measures of other companies.